                         Filed Pursuant to Rule 424(b)(2) relating to
                         Registration Statement No. 333-45227



PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 23, 1998

                                $1,010,000,000

                         [CENDANT CORPORATION LOGO]

                              MEDIUM-TERM NOTES

               DUE FROM 9 MONTHS TO 40 YEARS FROM DATE OF ISSUE

                              -----------------

   Cendant Corporation (the "Company") may offer from time to time up to $1,010,000,000 aggregate principal amount, or the equivalent thereof in foreign currencies or currency units, of its Medium-Term Notes (the "Notes"), subject to reduction as a result of the sale of other Debt Securities of the Company. Each Note may be denominated or payable in U.S. dollars or in a foreign currency, or currency unit specified in the applicable Pricing Supplement (the "Specified Currency") or in amounts determined by reference to an index as may be designated by the Company at the time of the offering and set forth in a Pricing Supplement. The Notes will mature on any day from 9 months to 40 years from the date of issue, as selected by the initial purchaser and agreed to by the Company. The specific interest rates and maturities of Notes sold will be set forth in Pricing Supplements to this Prospectus Supplement. Interest rates or interest rate formulas are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to sell. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, the CD Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate, the Prime Rate or such other base rate or interest rate formula as may be designated in any accompanying Pricing Supplement. Except as described herein or in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its issue date and will be payable February 15 and August 15 of each year and at maturity. Interest on each Floating Rate Note will be payable on the dates indicated therein and in the applicable Pricing Supplement. The Notes will not be subject to redemption or repayment prior to their stated maturity unless otherwise specified in the applicable Pricing Supplement. See "Description of Notes."

   The Notes will be issued in the form of one or more fully registered global notes (a "Global Note") unless otherwise indicated in the applicable Pricing Supplement, in which case the Notes will be issued in fully registered certificated form (a "Certificated Note"), in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Beneficial interest in Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company, as depositary (the "Depositary") and its participants. See "Description of Notes -- Global Notes."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               PRICE TO     AGENTS' DISCOUNTS AND          PROCEEDS TO
               PUBLIC(1)      COMMISSIONS(1)(2)          COMPANY (2)(3)
            -------------- ---------------------  ----------------------------
Per Note ..      100%            .125%-.750%             99.875%-99.250%
Total(4) .. $1,010,000,000  $1,262,500-$7,575,000 $1,008,737,500-$1,002,425,000

(1) Notes may be sold at discounts from their principal amounts, if provided for in the applicable Pricing Supplements.
(2) The Company will pay a commission to an Agent acting in its capacity as agent of from .125% to .750%, depending upon the Note maturity, of the principal amount of any Note sold with a maturity of up to 30 years. Commissions on agency sales of Notes with maturities of more than 30 years will be determined at the time of sale. The Company may also sell Notes to an Agent acting in its capacity as principal at negotiated discounts for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. No commission will be payable on any sales made directly by the Company. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, and to reimburse the Agents for certain expenses.
(3)    Before deduction of estimated expenses of the offering of $1,052,000.
(4)    Or the equivalent thereof in foreign currencies or currency units.

                              -----------------

   The Notes are offered on a continuing basis by the Company through the Agents, as set forth below, which have agreed to use best efforts to solicit purchases of the Notes. The Company also may sell Notes to any Agent acting as principal at negotiated discounts for resale to one or more investors or other purchasers. The Company has the right to sell the Notes directly on its own behalf and to appoint additional agents under the Distribution Agreement. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. The Company or the Agents may reject any offer to purchase the Notes in whole or in part. See "Supplemental Plan of Distribution."

BEAR, STEARNS & CO. INC.
                       CHASE SECURITIES INC.
                                             LEHMAN BROTHERS
                                                            MERRILL LYNCH & CO.

           The date of this Prospectus Supplement is March 5, 1998.

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF NOTES OFFERED ON A FIXED PRICE BASIS, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING OF SUCH NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                             DESCRIPTION OF NOTES

   The following description of the terms of the Medium-Term Notes offered hereby (the "Notes") of Cendant Corporation (the "Company") supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following description of the Notes will apply unless otherwise specified in an applicable Pricing Supplement.

GENERAL

   The Notes are to be issued under a Senior Indenture dated as of February 24, 1998 (as supplemented from time to time, the "Senior Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Senior Trustee" or "Trustee"), as described more fully in the Prospectus. The Notes offered hereby constitute a portion of a single series of Senior Debt Securities for purposes of the Senior Indenture, unlimited in aggregate principal amount. The aggregate principal amount in which the Notes offered hereby may be issued is limited to $1,010,000,000 (or the equivalent thereof in foreign currencies or currency units), less an amount equal to the gross proceeds from the sales of other Debt Securities (other than the Notes) pursuant to the Registration Statement of which the accompanying Prospectus is a part. The statements herein concerning the Notes and the Senior Indenture do not purport to be complete. They are qualified in their entirety by reference to the provisions of the Senior Indenture, including the definitions of certain terms used herein without definition. A copy of the Senior Indenture has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of which the accompanying Prospectus is a part.

   The Notes will be unsecured obligations of the Company and will rank prior to all subordinated indebtedness of the Company and on a parity with all other unsecured indebtedness of the Company. As of September 30, 1997, after giving pro forma effect to the Company's issuance on March 2, 1998 of 29,900,000 of FELINE PRIDES (Service Mark) and the application of the net proceeds therefrom (the "FELINE PRIDES Offering"), the aggregate amount of outstanding indebtedness to which the Notes will rank pari passu, was $1,495,000,000. Although the Notes will not be subordinated in right of payment to any other indebtedness of the Company, the right of the Company and its creditors, including the holders of Notes, under general equitable principles, to participate in any distributions of assets of any subsidiary of the Company upon the Company's liquidation or reorganization or otherwise is, unless there is a substantive consolidation of the Company with its subsidiaries, likely to be subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized. As of September 30, 1997, after giving pro forma effect to the FELINE PRIDES Offering and the application of the net proceeds therefrom, the aggregate amount of outstanding indebtedness of subsidiaries of the Company (excluding indebtedness of the subsidiaries to the Company or other subsidiaries) was $6,447,100,000.

   The Senior Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Company may, from time to time, without the consent of the holders of the Notes (the "Holders"), provide for the issuance of additional Notes or other Debt Securities under the Senior Indenture. As used herein, "Holder" includes the Depositary with respect to Global Notes.

   The Notes will be offered on a continuing basis and will mature on any day from 9 months to 40 years from the date of issue, as selected by the initial purchaser and agreed to by the Company (the "Stated Maturity"), and may be subject to redemption or repayment prior to Stated Maturity at the price or prices specified in the applicable Pricing Supplement. "Maturity" means, when used with respect to the Notes, the date on which the principal of such Note or an installment of principal becomes due and payable as therein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise. Unless otherwise specified in any applicable Pricing Supplement, each Note will bear interest

------------
(Service Mark)  Service Mark of Merrill Lynch & Co., Inc.

at either (a) a fixed rate or (b) a floating rate determined by reference to an interest rate formula or a Base Rate (as hereinafter defined), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier (as hereinafter defined).

   Each Note will be issued initially as either a Global Note or a Certificated Note and, if denominated in U.S. dollars, in denominations of $1,000 and integral multiples of $1,000 in excess thereof or, if denominated in any foreign currency or currency units, the dollar equivalent in such foreign currency or currency units. For a description of the denominations of Notes denominated or payable in a Specified Currency other than U.S. dollars (a "Foreign Currency Note") see "Special Provisions Relating to Foreign Currency Notes." Certificated Notes may be transferred or exchanged at the offices of the Trustee, One Liberty Plaza, New York, New York. Global Notes may be transferred or exchanged through a participating member of the Depositary. See "Global Notes" below. No service charge will be made for any registration of transfer or exchange of Certificated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

   The interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction. Interest rates or interest rate formulas are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to sell.

   Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, each Regular Record Date for a Fixed Rate Note or a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

   The Notes are referred to in the accompanying Prospectus as the "Debt Securities." For a description of the rights attaching to different series of Debt Securities under the Senior or Subordinated Indenture, see "Description of the Debt Securities" in the accompanying Prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

   Payments of principal, premium, if any, and interest on Global Notes will be made to the Depositary by wire transfer, either in same day funds or in next day funds. See " -- Global Notes" below. In the case of Certificated Notes, principal, premium, if any, and interest will be payable, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes bearing identical terms and provisions at the offices of the Trustee, One Liberty Plaza, New York, New York; provided, however, that payment of interest, other than interest at Maturity, may be made at the option of the Company by check mailed to the address of the person in whose name the applicable Note is registered at the close of business on the relevant Regular Record Date (as hereinafter defined) as shown on the applicable security register (which in the case of Global Notes will be a nominee of the Depositary). Notwithstanding the foregoing, a holder of U.S. $10,000,000 or more in aggregate principal amount of Notes of like tenor and term (or a holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive interest payments (other than an interest payment due at Maturity) by wire transfer of immediately available funds to a designated account maintained in the United States, but only if proper instructions have been received in writing by the Trustee on or prior to the applicable Regular Record Date. Such instructions shall remain in effect with respect to payments of interest made to such holder on subsequent Interest Payment Dates unless revoked or changed by written instructions received by the Trustee from such holder, provided that any such written revocation or change which is received by the Trustee after a Regular Record Date and before the related Interest Payment Date shall not be effective with respect to the interest payable on such Interest Payment Date. Interest will be payable on each date specified in the Note on which an installment of interest is due and payable (an "Interest Payment Date") and at Maturity. If the original issue date of a Note is between a Regular Record Date and the related Interest

Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered Holder on such next succeeding Regular Record Date unless otherwise specified in the applicable Pricing Supplement.

   Unless otherwise specified in an applicable Pricing Supplement, interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note), to but excluding the applicable Interest Payment Date (an "Interest Accrual Period"). In the case of Certificated Notes, payment of principal, premium, if any, and interest payable at Maturity on each Certificated Note will be paid in immediately available funds against presentation of the Certificated Note at the offices of the Trustee, One Liberty Plaza, New York, New York; provided that the Certificated Notes are presented to the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures. Interest payable at Maturity will be payable to the person to whom the principal of the Note shall be paid.

   "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a legal holiday or a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, (b) if the Note is denominated or payable in a Specified Currency other than U.S. dollars, (i) not a day on which banking institutions are authorized or required by law or regulation to close in the major financial center of the country issuing the Specified Currency or, in the case of Notes denominated in or indexed to a composite European currency, Brussels and (ii) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency and (c) with respect to LIBOR Notes (as defined below), also a London Banking Day. "London Banking Day" means any day on which dealings on deposits in U.S. dollars are transacted in the London interbank market.

REDEMPTION AND REPAYMENT

   Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If so specified in an applicable Pricing Supplement with respect to a Note or Notes, such Note or Notes will be redeemable on or after the date set forth in such Pricing Supplement, either in whole or from time to time in part, at the option of the Company, at the redemption price or prices (the "Redemption Price") specified in the applicable Pricing Supplement, together with interest accrued thereon to but excluding the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption. The Redemption Price with respect to each Note subject to redemption prior to Stated Maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note.

   Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be subject to repayment at the option of the Holders. If so specified in an applicable Pricing Supplement with respect to a Note or Notes, such Note or Notes will be subject to repayment at the option of the Holders thereof in accordance with the terms of the Notes on their respective optional repayment dates fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note. On any optional repayment date with respect to a Note, such Note will be repayable in whole or in part at the option of the Holder thereof at a price specified in the applicable Pricing Supplement, together with interest thereon payable to the optional repayment date, on notice given by such Holder to the Company not more than 60 nor less than 30 days prior to the optional repayment date.

   If a Note is represented by a Global Note, the Depositary's nominee will be the Holder of such Note and therefore will be the entity through which the beneficial owners of Global Notes may exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. The Depositary would then notify the Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Global Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

    Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

FIXED RATE NOTES

   Unless otherwise specified in an applicable Pricing Supplement, each Fixed Rate Note will bear interest from the date of issue at the annual rate stated on the face thereof, payable semiannually on February 15 and August 15 of each year and at Maturity, subject to certain exceptions. Unless otherwise specified in an applicable Pricing Supplement, interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Fixed Rate Notes will be payable generally to the person in whose name the Note is registered at the close of business on the Regular Record Date. However, interest payable at Maturity will be payable to the person to whom principal shall be payable.

   If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

   Each Floating Rate Note will bear interest at a floating rate determined by reference to a Base Rate or an interest rate formula specified in the applicable Pricing Supplement. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period, and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. Interest on the Floating Rate Notes will be determined by reference to a "Base Rate," which may be: (a) the CD Rate in which case such Note will be a "CD Rate Note," (b) the Commercial Paper Rate in which case such Note will be a "Commercial Paper Rate Note," (c) the Federal Funds Effective Rate in which case such Note will be a "Federal Funds Effective Rate Note," (d) LIBOR in which case such Note will be a "LIBOR Note," (e) the Treasury Rate in which case such Note will be a "Treasury Rate Note," (f) the Prime Rate in which case such Note will be a "Prime Rate Note" or (g) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement will specify the interest rate formula or the Base Rate and the Index Maturity, the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement may contain information concerning the Calculation Agent, Calculation Dates, Initial Interest Rate, Interest Determination Dates, Interest Payment Period, Interest Payment Dates, Maturity, Regular Record Dates, Interest Reset Dates, Interest Reset Period, and, if applicable, the Initial Redemption Dates, the Initial Redemption Percentage, Annual Redemption Percentage Reduction and Optional Repayment Date, with respect to such Floating Rate Note. The "Index Maturity" is the period to maturity of an instrument or obligation with respect to which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which an offer to purchase has been accepted by the Company.

   Unless otherwise specified in an applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in an applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third

Wednesday of each February, May, August and November; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of each of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that, unless otherwise specified in an applicable Pricing Supplement, the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

   The interest rate applicable to each Interest Accrual Period commencing on an Interest Reset Date will be the rate determined by reference to the Interest Determination Date. The Interest Determination Date with respect to
(a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a Federal Funds Effective Rate Note (the "Federal Funds Interest Determination Date"), (c) a CD Rate Note (the "CD Interest Determination Date") or (d) a Prime Rate Note (the "Prime Interest Determination Date") will be the second Business Day prior to the Interest Reset Date for such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day prior to such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

   With respect to a Floating Rate Note, accrued interest is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date for which interest has been paid, as the case may be, to the date for which accrued interest is being calculated. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of Commercial Paper Rate Notes, CD Rate Notes, Federal Funds Effective Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

   All percentages resulting from any calculation with respect to Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rates Notes will be rounded to the nearest cent with one half cent being rounded upward. The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect and the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Note. The Calculation Agent for the Floating Rate Notes will be specified in the applicable Pricing Supplement. Unless otherwise specified in an applicable Pricing Supplement, the Calculation Date, where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day next preceding the relevant Interest Payment Date or Maturity, as the case may be.

   In addition to any specified maximum interest rate which may be applicable to any Floating Rate Note, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New

York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest on a loan to a corporation is 25% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

   Each Floating Rate Note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. Except as provided below, and unless otherwise indicated in an applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of February, May, August and November of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of February, May, August and November of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, at Maturity.

   If any Interest Payment Date, other than an Interest Payment Date occurring at Maturity, for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after Maturity.

COMMERCIAL PAPER RATE NOTES

   A Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable Pricing Supplement.

   Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) on that date of the rate for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper -- Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield (as defined below) on such Commercial Paper Interest Determination Date of the rate for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in New York City selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percent) calculated in accordance with the following formula:

                  Money Market Yield =     D X 360
                                        ------------   X 100
                                        360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

CD RATE NOTES

   A CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Note and in the applicable Pricing Supplement.

   Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the CD Rate Note as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

FEDERAL FUNDS EFFECTIVE RATE NOTES

   A Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Effective Rate Note and in the applicable Pricing Supplement.

   Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or Composite Quotations by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Effective Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Effective Rate in effect on such Federal Funds Interest Determination Date.

 LIBOR NOTES

   A LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Note and in the applicable Pricing Supplement.

   Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

     (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appears on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

     (ii) On any LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page as specified in (i)
    (a) above, or on which no rate appears on the Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date to prime banks in the London interbank market, having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement, such loans commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks in New York City selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

TREASURY RATE NOTES

   A Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Note and in the applicable Pricing Supplement.

   Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading Pricing "U.S. Government Securities -- Treasury Bills -auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent, rounded, if necessary, to the nearest one hundred-thousandth of a percent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the U.S. Department of the Treasury. In the event that the result of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement is not otherwise reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or, if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to Stated Maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary U.S. securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

PRIME RATE NOTES

   A Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Note and in the applicable Pricing Supplement.

   Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 9:00 A.M. New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Prime Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Interest Determination Date by four major money center banks in New York City selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in New York City by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

FOREIGN CURRENCY AND INDEX-LINKED NOTES

   If any Note is not to be denominated in U.S. dollars, certain provisions with respect thereto will be set forth in a foreign currency Pricing Supplement which will indicate the Specified Currency in which the principal, premium, if any, and interest with respect to such Note are to be paid, along with any other terms relating to the Specified Currency. The Pricing Supplement also will provide specific historic exchange rate information, certain currency risks relating to the specific currencies selected, certain investment considerations and certain additional tax considerations.

   Amounts due on a Note in respect of principal, premium, if any, and interest may be determined with reference to (a) a currency exchange rate or rates, (b) a securities or commodities exchange index, (c) the value of a particular security or commodity or (d) any other index or indices (any such Note being herein referred to as an "Index-Linked Note"). The Pricing Supplement relating to an Index-Linked Note will set forth the method by and terms on which the amount of principal payable at Stated Maturity (or upon redemption or repayment, if applicable) and interest, premium or the amortized face amount, if any, will be determined, the tax consequences to holders of Index-Linked Notes, a description of certain risks associated with investments in Index-Linked Notes and other information relating to such Index-Linked Notes.

   An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at Maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of the issuer and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. The credit ratings assigned to the Company's medium-term note program are a reflection of the Company's credit status, and are not a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

GLOBAL NOTES

   The Notes may be issued in whole or in part in the form of one or more fully registered Notes (each, a "Global Note") which will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee and in either temporary or permanent form. Except as set forth below, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

   Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with the Depositary for such Global Note or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of ownership will be effected only through, records maintained by the Depositary (with respect to participants' interest) for such Global Note or by participants or persons that hold through participants (with respect to beneficial owners' interests).

    The Depositary has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

   Upon the issuance by the Company of Notes represented by a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Agents or by the Company, if such Notes are offered and sold directly by the Company.

   If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for each Global Note. In addition, the Company may at any time determine not to have Notes represented by one or more Global Notes, and, in such event, will issue Notes in certificated form in exchange for the Global Note or Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in fully registered form only.

            SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

   Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars. The following provisions shall apply to Foreign Currency Notes. Such provisions are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the Notes set forth in the attached Prospectus and elsewhere in this Prospectus Supplement.

   Foreign Currency Notes are issuable in registered form only, without coupons. The denominations for particular Foreign Currency Notes will be specified in the applicable Pricing Supplement.

   Unless otherwise provided in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds.

   Unless otherwise indicated in the applicable Pricing Supplement, all currency and currency unit amounts used and resulting from calculations relating to currencies for a Foreign Currency Note will be rounded to the nearest one-hundredth of a unit (with five one-thousandths of a unit being rounded upwards).

CURRENCIES

   Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the third Business Day preceding the date of delivery of the

Notes, or by such other day as determined by the Agent which presented the offer to purchase such Notes to the Company, such Agent is prepared to arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Notes. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as the applicable Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Notes.

   The Foreign Currency Notes provide that, in the event of an official redenomination of a foreign currency or currency unit, the obligations of the Company with respect to payments on Notes denominated or payable in such foreign currency or currency unit shall, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. In no event, however, shall any adjustment be made to any amount payable under the Notes as a result of any change in the value of such foreign currency or currency unit relative to any other currency due solely to fluctuations in exchange rates. See "Foreign Currency Risks -- Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

   The principal of, premium, if any, and interest on Foreign Currency Notes are payable by the Company in the Specified Currency. However, the agent appointed by the Company (the "Exchange Rate Agent") will convert all payments of principal of, premium, if any, and interest on Foreign Currency Notes to U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below.

   Unless the Holder has elected otherwise or unless otherwise specified in the applicable Pricing Supplement, payment in respect of a Foreign Currency Note shall be made in U.S. dollars based upon the exchange rate as determined by the Exchange Rate Agent based on the quotation for such non-U.S. dollar currency or composite currency appearing at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable date of payment, on the bank composite or multi-contributor pages of the Telerate Monitor Foreign Exchange Service (or, if such service is not then available to the Exchange Rate Agent, the Reuters Monitor Foreign Exchange Service or, if neither is available, on a comparable display or in a comparable manner as the Company and the Exchange Rate Agent shall agree), for the first three banks (or two, if three are not available), in chronological order, appearing on a list of banks agreed to by the Company and the Exchange Rate Agent prior to such second Business Day, which are offering quotes. The Exchange Rate Agent shall then select from among the selected quotations in a manner specified in the applicable Pricing Supplement. If fewer than two bids are available, then such conversion will be based on the Market Exchange Rate (as defined below) as of the second Business Day preceding the applicable payment date. "Market Exchange Rate" means the noon U.S. dollar buying rate in The City of New York for cable transfers of the relevant currency as certified for customs purposes by the Federal Reserve Bank of New York. If no Market Exchange Rate as of the second Business Day preceding the applicable payment date is available, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case payment will be made as described below under "Payment Currency." All currency exchange costs will be borne by the Holders of such Notes by deductions from such payments.

   Unless otherwise specified in the applicable Pricing Supplement, a Holder of Foreign Currency Notes may elect to receive payment of the principal of, premium, if any, and interest on the Notes in the Specified Currency by transmitting a written request for such payment to the principal office of the Trustee, One Liberty Plaza, New York, New York, on or prior to the Regular Record Date or at least fifteen days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, One Liberty Plaza, New York, New York, but written notice of any such revocation must be received by the Trustee on or prior to the Regular Record Date or at least fifteen days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

   Interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the attached Prospectus and this Prospectus Supplement for interest on Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the Specified Currency will be paid by a check drawn on an account maintained at a bank outside the United States, unless other arrangements have been made. The principal and premium, if any, of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at Maturity will be paid in immediately available funds against presentation of such Foreign Currency Notes at the offices of the Trustee, One Liberty Plaza, New York, New York.

PAYMENT CURRENCY

   Except as set forth below, if payment in respect of a Foreign Currency
Note is required to be made in a Specified Currency and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on that due date in respect of such Foreign Currency Note shall be made in U.S. dollars. The amount so payable on any date in such Specified Currency shall be converted into U.S. dollars at the Market Exchange Rate, on the date of such payment. In the event such Market Exchange Rate is not then available, the Company will be entitled to make payments in U.S. dollars (i) if such Specified Currency is not a composite currency, on the basis of the most recently available Market Exchange Rate for such Specified Currency or
(ii) if such Specified Currency is a composite currency, in an amount determined by the Exchange Rate Agent to be the sum of the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent date on which such composite currency was used, by the Market Exchange Rate for such component currency on the second Business Day prior to such payment date (or if such Market Exchange Rate is not then available, by the most recently available Market Exchange Rate for such component currency).

   It is presently anticipated that, on January 1, 1999, the European Union will commence a new stage of economic and monetary union for those member states that satisfy the convergence criteria set forth in the Treaty on European Union. Part of this stage is the introduction of a single currency (the "Euro"), which will be legal tender in such member states in substitution for the national currencies of the member states that adopt the Euro. It is anticipated that the Council of European Union and the member states will adopt regulations providing specific rules for the introduction of the Euro. Investors in Foreign Currency Notes should recognize that, if the Euro is adopted, it will replace the national currencies of those member states. The Company cannot predict when or if the Euro will be adopted or what effect the adoption of the Euro might have on any Foreign Currency Note denominated in the currency of any member state.

   If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

   All determinations referred to above made by the Exchange Rate Agent shall be subject to approval by the Company.

FOREIGN CURRENCY RISKS

   THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES AS THEY EXIST AT THE DATE OF THIS

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PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME.
PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

Governing Law and Judgments

   The Notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated or payable in any currency other than the U.S. dollar. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

Exchange Rates and Exchange Controls

   An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated and payable in U.S. dollars. Such risks include, without limitation, the possibility of significant market changes in rates of exchange between the U.S. dollar and the various foreign currencies, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies resulting from official redenomination with respect to a Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and on the supply of and demand for the relevant currencies. In recent years rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency of a Foreign Currency Note against the U.S. dollar would result in a decrease in the effective yield of such Foreign Currency Note below its coupon rate, and in certain circumstances could result in a loss to the investor, on a U.S. dollar basis.

   Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency at an Interest Payment Date or at Maturity of a Foreign Currency Note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal (and premium, if any) or interest in any Specified Currency other than U.S. dollars. Even if there are no actual exchange controls, it is possible that on an Interest Payment Date or at Maturity of a particular Foreign Currency Note, the Specified Currency for such Foreign Currency Note would not be available to the Company due to circumstances beyond the control of the Company. In any such event, the Company will make required payments in U.S. dollars on the basis described herein.

   Unless otherwise specified in the applicable Pricing Supplement, Notes denominated or payable in a Specified Currency other than U.S. dollars will not be sold in or to residents of the country issuing the Specified Currency. The information set forth in this Prospectus Supplement and the applicable Pricing Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) or interest on the Notes. Such persons should consult their own counsel with regard to such matters.

   Pricing Supplements relating to Foreign Currency Notes will indicate the Specified Currency in which the principal, premium, if any, and interest with respect to such Note are to be paid, along with other terms relating to the Specified Currency. The Pricing Supplement also will provide specific historic exchange rate information, certain currency risks relating to the specific currencies selected, certain investment considerations and certain additional tax considerations. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the material United States federal income tax consequences of the ownership of Notes. It deals only with Notes held as capital assets and not with special classes of Holders, such as dealers in securities or currencies, life insurance companies, persons holding Notes as a hedge or hedged against currency risks, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated instrument compared of a Note and one or more other investments, certain United States expatriates and United States persons whose functional currency is not the U.S. dollar. In addition, this summary does not address the federal income tax consequences of owning Indexed Notes. Such consequences will be addressed in the applicable Pricing Supplement. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below.

   The following discussion of the United States federal income tax consequences is based on the classification of the Notes as debt of the Company, which determination would be made at the time of the issuances of the Notes. If, as a result of the particular features of a particular issue of Notes, an adverse change in the financial condition of the issuer, or otherwise, the status of the Notes as debt for United States federal income tax purposes were to be challenged, payments on the Notes could be characterized as dividends and subject to United States federal withholding tax. The remaining discussion assumes that the Notes will be classified as debt.

   PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

   For purposes of this discussion, a "United States Holder" means (i) a citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the law of the United States or of any State of the United States, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) any trust if
(A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantive decisions of the trust and (v) any other person that is subject to United States federal income tax on interest income derived from a Note as a result of such income being effectively connected with the conduct by such person of a trade or business within the United States. The term also includes certain former citizens of the United States whose income and gain on the Notes will be subject to U.S. income tax.

 Payments of Interest

   Interest on a Note, whether payable in the Specified Currency or U.S. dollars, that constitutes "qualified stated interest" (as defined below under "Original Issue Discount") will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the Holder's method of accounting for tax purposes. In the case of a United States Holder of a Foreign Currency Note using a cash method of accounting, the amount of such interest income for United States federal income tax purposes ("taxable interest") will be determined in the Specified Currency and translated into U.S. dollars using the spot exchange rate on the date of receipt, regardless of whether the interest is in fact paid in or converted to U.S. dollars. In the case of a United States Holder of a Foreign Currency Note using an accrual method of accounting, the amount of taxable interest will depend on whether the Holder has made a valid election to use a "spot accrual convention" pursuant to regulations under the Code. If the Holder has made such an election, the amount of taxable interest will be measured in the Specified Currency and translated into U.S. dollars using the spot exchange rate in effect on the last day of the accrual period (or last day of a partial accrual period ending on the last day of the Holder's taxable year);

or where interest is paid within five business days of such last day, the exchange rate in effect on the date of receipt may be used. If the Holder has not made such an election, the amount of taxable interest will be measured in the Specified Currency and translated into U.S. dollars using the average exchange rate in effect during the accrual period. A United States Holder of a Foreign Currency Note on the accrual method will also recognize ordinary income or loss for federal income tax purposes ("exchange gain or loss") upon actual or constructive receipt of accrued interest income and upon the sale, retirement or other disposition of a Note. Such exchange gain or loss, if any, will be measured by subtracting the amount of taxable interest accrued in the manner described above with respect to any accrual period from the U.S. dollar value of the interest income received attributable to that accrual period. The U.S. dollar value of the interest payment received will be determined by translating the units of Specified Currency received into dollars using the spot exchange rate in effect on the date of receipt of the interest income or disposition of the Note.

 Original Issue Discount

   General. A Note will generally be treated as having been issued at an original issue discount (a "Discount Note") if the excess of its "stated redemption price at maturity" over its issue price (defined as the first price at which a substantial amount of the Notes are sold for money other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) equals or exceeds 1/4 of 1 percent of such Note's stated redemption price at maturity multiplied by the number of complete years to its Stated Maturity (or in the case of installment obligations, the weighted average maturity). "Stated redemption price at maturity" is the total of all payments provided by the Note that are not payments of "qualified stated interest." Generally, "qualified stated interest" is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually in an amount equal to the product of the outstanding principal amount of the Note and, with respect to a Fixed Rate Note, a single fixed rate of interest (adjusted to account appropriately for any differing lengths of intervals between payments). Qualified stated interest also includes stated interest on certain variable rate debt instruments that satisfy certain requirements of the Treasury regulations applicable to original issue discount obligations (the "OID Regulations") if the interest is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually. A Floating Rate Note may or may not qualify as a variable rate debt instrument under the OID Regulations depending on its interest rate formula and other terms as set forth in the applicable Pricing Supplement.

   In certain cases, Notes that bear stated interest and are issued at par may be deemed to have original issue discount for federal income tax purposes, with the result that the inclusion of interest in the Holder's income may vary from the actual cash payments of interest on such Notes, generally accelerating income for cash or accrual method taxpayers. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be a Discount Note. Unless an applicable Pricing Supplement so indicates, Floating Rate Notes will not be Discount Notes.

   United States Holders of Discount Notes having a Stated Maturity of more than one year from their date of issue will have to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by a United States Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which it holds such Note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original discount allocable to that accrual period. The amount of original issue discount allocable to an accrual period is the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such period) over
(b) the sum of the qualified stated interest payments, if any, payable (or treated as payable) on the Discount Note during the accrual period. Under the OID Regulations, the "accrual period" may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The "adjusted issue price" of the Discount Note at the start of any accrual period is the sum of the issue price of such Note plus the accrued original issue discount for each prior accrual period minus any prior payments on the Note that were not payments of qualified stated interest. The amount of original issue discount includible in income is adjusted for any United States Holder which acquires a Discount Note at a premium over its adjusted issue price (an "acquisition premium"), but at an amount less than or equal to the sum of all amounts payable on the instrument after the acquisition date (other than payments of qualified stated interest). It should be noted that the OID Regulations require certain modifications to be made to the method for determining OID in the case of variable rate instruments.

   Under the foregoing rules, United States Holders of Discount Notes will have to include in income increasingly greater amounts of original issue discount in successive accrual periods and in advance of any payment of cash related thereto.

   At the time the Company issues a Note, it will make a determination based on the OID Regulations and other authorities whether such Note bears original issue discount. The Company is required to report the amount of original issue discount accrued on Notes held of record by persons other than corporations and other exempt Holders.

   Optional Redemption of Discount Notes. Under the OID Regulations, if either the Company or the Holder has an option to redeem, or cause the redemption of, a Discount Note prior to its Stated Maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed as its maturity date and the amount payable on such date in accordance with the terms of the Note as its stated redemption price at maturity, the yield on such Note would be (i) in the case of an option of the Company, lower than its yield to maturity computed without assuming the option to be so exercised or (ii) in the case of an option of the Holder, higher than its yield to maturity computed without assuming the option to be so exercised. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for original issue discount purposes as if it were redeemed, and a new Note were issued, on the presumed exercise date for an amount equal to the adjusted issue price of the original Note on such date. Notice will be given in an applicable Pricing Supplement when the Company determines that a particular Note will be deemed to have a maturity date for federal income tax purposes prior to its Stated Maturity.

   Short Term Discount Notes. Under the OID Regulations, a Note that matures one year or less from the date of its issuance ("short-term Discount Note") will be treated as having been issued at a discount ("short-term discount") equal to the excess of the total principal and interest payments on the Note over its issue price (or its tax basis if the United States Holder so elects). In general, an individual or other cash basis United States Holder of a short-term Discount Note is not required to accrue short-term discount for United States federal income tax purposes unless it elects to do so. Accrual basis United States Holders and certain other United States Holders, including banks and dealers in securities, are required to accrue the short-term discount on short-term Discount Notes on a straight-line basis unless an election is made to accrue the short-term discount under the constant-yield method (based on daily compounding). In the case of a United States Holder not required and not electing to include the short-term discount in income currently, any gain realized on the sale or retirement of the short-term Discount Note will be ordinary income to the extent of the short-term discount accrued on a straight-line basis (unless an election is made to accrue the short-term discount under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue the short-term discount on short-term Discount Notes will be required to defer deductions for interest on borrowings allocable to short-term Discount Notes in an amount not exceeding the deferred income until the deferred income is realized.

   Foreign Currency Notes. The amount of original issue discount for any accrual period on a Discount Note that is a Foreign Currency Note will depend on whether the Holder has made a valid election to use a "spot accrual convention" pursuant to regulations under the Code. If the Holder has made such an election, original issue discount will be determined in the Specified Currency and translated into U.S. dollars using the spot exchange rate in effect on the last day of the accrual period (or last day of a partial accrual period ending on the last day of the Holder's taxable year); or where interest is paid within five business days of such last day, the exchange rate in effect on the date of receipt may be used. If the Holder has not made such an election, original issue discount will be determined in the Specified Currency and translated into U.S. dollars using the average exchange rate in effect during the accrual period. A United States Holder of a Discount Note that is a Foreign Currency Note will also recognize ordinary income or loss ("exchange gain or loss") upon actual or constructive receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of a Discount Note). Such exchange gain or loss, if any, will be measured by subtracting the amount of original issue discount with respect to the accrual period from the U.S. dollar value of the amount received attributable to that accrual period. The U.S. dollar value of the amount received will be determined by translating the units of Specified Currency received into dollars using the spot exchange rate in effect on the date of receipt of payment or sale or retirement of the Note.

   Notes Issued at a Premium. A United States Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any original issue discount in income. A United States Holder may generally elect to amortize the premium over the remaining term of the Note on a constant-yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note in such year. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies and to any such debt instruments thereafter acquired by the United States Holder, and is irrevocable without the consent of the Internal Revenue Service (the "IRS"). Bond premium on a Note held by a United States Holder that does not make such election will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the Note. If a Note is callable by the Company before its Stated Maturity, the earlier call date will be considered as the Maturity if it results in a smaller amortizable bond premium attributable to the period of earlier call date. If a Note is not then called on the earlier call date, any unamortized bond premium must then be amortized to a succeeding call date or to Maturity. Certain of the Notes may be callable prior to Stated Maturity. Holders therefore should consult with their tax advisors to determine whether this rule will apply to their individual situation.

   Bond premium on a Foreign Currency Note will be computed in the applicable Specified Currency. With respect to a United States Holder that elects to amortize the premium, the amortizable bond premium will reduce interest income measured in units of the Specified Currency. At the close of any period in which a portion of the bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized with respect to such portion based on the difference between spot rates at the close of such period and spot rates at the time of acquisition of the Foreign Currency Note. With respect to a United States Holder that does not elect to amortize bond premium, the amount of the bond premium will constitute a capital loss when the Note matures, which may be offset or eliminated by exchange gain.

   Market Discount. If a United States Holder purchases a Note for an amount that is less than its "revised issue price" (defined as the sum of the issue price of the Note and the aggregate amount of the original issue discount, if any, includible in the gross income of all previous Holders of the Note, determined without regard to any adjustment for a previous holder's acquisition premium), the amount of the difference will be treated as "market discount," unless such difference is less than a de minimis amount. The market discount provisions of the Code generally require a Holder of a Note acquired at a market discount to treat as ordinary interest income any gain recognized on the disposition of such Note to the extent of the "accrued market discount" on such Note at the time of disposition. If a Holder of a Note makes a gift of such Note, any accrued market discount will be included in income as if such Holder had sold the Note for a price equal to its fair market value. In addition, if a Holder of a Note acquired at a market discount receives a partial principal payment prior to Maturity, that payment may be treated as ordinary income to the extent of the accrued market discount on the Note at the time the payment is received and the accrued market discount on the Note will be reduced by the amount of ordinary income so recognized. These rules will not apply to the extent the Holder has, pursuant to an election, included the accrued market discount in income as it accrued. Once made, the election will apply to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The adjusted basis of a Note will be increased by any accrued market discount that is included in a Holder's income pursuant to the election.

   The amount of market discount that accrues while a Holder holds a Note will be equal to the amount which bears the same ratio to the market discount on the Note as the number of days on which the Holder holds the Note bears to the number of days from the date the Holder acquires the Note through its Stated Maturity. Alternatively, a Holder of a Note may elect to accrue market discount on the basis of a constant-yield method, rather than the ratable-accrual method described in the preceding sentence.

   The market discount rules also provide that any Holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. This rule will not apply if the Holder elects to include accrued market discount in income currently.

   Accrued market discount on Foreign Currency Notes will generally be determined by translating the market discount determined in the Specified Currency into U.S. dollars at the spot rate on the date the Foreign Currency
Note is retired or otherwise disposed of. If the United States Holder has elected to accrue market discount currently, then the amount which accrues is determined in the Specified Currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. A United States Holder will recognize exchange gain or loss with respect to market discount which is accrued currently upon the sale, retirement or other disposition of the Foreign Currency Note measured in the same manner as exchange gain or loss arising upon receipt of accrued interest on a Foreign Currency Note, as described above.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

   Under the OID Regulations, a United States Holder may elect to treat all interest on any Note as original issue discount and calculate the amount includible in gross income under the constant-yield method described above. For the purpose of this election, interest includes stated interest, short-term discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a Note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions as described above, as the case may be, and the electing United States Holder will be required to include market discount in income currently or amortize bond premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

PURCHASE, SALE AND RETIREMENT OF NOTES

   A United States Holder's tax basis in a Note will be its U.S. dollar cost (which, in the case of a Foreign Currency Note, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any original issue discount, short-term discount or market discount included in the United States Holder's income with respect to the Note and reduced by the amount of any payments on a Note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the Note. A United States Holder will generally recognize gain or loss upon the sale or retirement of a Note equal to the difference between the amount realized upon the sale or retirement and the tax basis in the Note. The amount realized will equal the proceeds of the sale excluding the amount attributable to accrued but unpaid interest, which is treated as the receipt of an interest payment. The amount realized on a sale or retirement for an amount in Specified Currency will be the U.S. dollar value of such amount on the date of sale or retirement (excluding any amount attributable to accrued but unpaid interest). Except (i) to the extent described above with respect to short-term Discount Notes and Foreign Currency Notes, and
(ii) to the extent attributable to market discount or currency gain or loss (as described in the following paragraph), gain or loss recognized by a United States Holder on the sale or retirement of a Note will generally be capital gain or capital loss and such gain or loss will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation, with additional rate reductions applicable to gains from capital assets held for more than 18 months. Still further reduced rates of taxation on long-term capital gains of individuals may apply in certain cases commencing in the year 2001.

   Gain or loss recognized by a United States Holder on the sale or retirement of a Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and will be limited to the amount of overall gain or loss realized on the disposition of the Note. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the principal amount of the Note expressed in units of the Specified Currency, determined at the spot exchange rate on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the amount paid for the Note expressed in units of the Specified Currency, determined at the spot exchange rate as of the date the Holder acquired the Note.

EXCHANGE OF THE SPECIFIED CURRENCY

   A United States Holder who purchases a Note with previously owned Specified Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between such Holder's tax basis in such currency and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

   Specified Currency received as interest on (or original issue discount with respect to) a Foreign Currency Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value determined with reference to the spot exchange rate at the time such interest is received or at the time of such sale or retirement. Foreign currencies and currency units which are purchased will generally have a tax basis equal to their U.S. dollar cost. Any gain or loss realized on a sale or other disposition of a foreign currency or currency unit (including its use to purchase the Foreign Currency Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

UNITED STATES ALIEN HOLDERS

   Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

     (a) payments of principal, premium, if any, and interest (including original issue discount) on the Notes to any Holder who is not a United States Holder (a "United States Alien Holder") will not be subject to United States federal income tax or withholding of federal income tax, provided that in the case of interest or original issue discount, (i) such interest or original issue discount is not effectively connected with a trade or business conducted by the United States Alien Holder in the United States, (ii) the United States Alien Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the United States Alien Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (iv) the United States Alien Holder is not a bank that acquired the Notes pursuant to a loan agreement made in the ordinary course of its trade or business, and (v) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that such owner is not a United States Holder and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution and furnishes the payor with a copy thereof;

     (b) a United States Alien Holder will not be subject to United States federal income tax or withholding of federal income tax on gain realized on the sale, exchange or redemption of a Note unless (i) such gain is effectively connected with a trade or business conducted by the United States Alien Holder in the United States or (ii) in the case of a United States Alien Holder who is an individual and holds a Note as a capital asset, such Holder is present in the United States for 183 days or more in the taxable year of sale and certain other requirements are met; and

     (c) a Note held by an individual who at the time of death is not a citizen or resident, as defined for United States federal estate tax purposes, of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Note, if received at the time of the individual's death, would not have been effectively connected with a U.S. trade or business of the individual.

   Under recently finalized U.S. Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transitional rules, the certification described in (a)(v) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other requirements are satisfied. In the case of Notes held by a foreign partnership, the regulations require that (x) the certification described in clause (a)(v) above be provided by partners rather than by the foreign partnership and (y) the partnership provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

 United States Holders

   In general, information reporting requirements will apply to payments of principal and interest on a Note and the proceeds of the sale of a Note before Maturity within the United States to, and to the accrual of original issue discount on a Note with respect to, non-corporate United States Holders. A 31% "backup withholding" tax will apply to such payments and to payments with respect to original issue discount if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. The amount of original issue discount required to be reported by the Company may not be equal to the amount of original issue discount required to be reported as taxable income by a United States Holder of Discount Notes.

 United States Alien Holders

   Payment of principal, premium, if any, and interest made within the United States by the Company or any of its Paying Agents are generally subject to information reporting and possibly "backup withholding" at a rate of 31%. Information reporting and backup withholding will not, however, apply to payments made to a United States Alien Holder on a Note if the certification described in clause (a) (v) above under "United States Alien Holders" is received, provided in each case the payor does not have actual knowledge that the Holder is a United States person.

   Payment of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not generally be subject to information reporting or backup withholding. If, however, the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business, such payments will not be subject to backup withholding but will be subject to information reporting, unless (a) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (b) the beneficial owner otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability (any resulting overpayment being refundable) provided the required information is furnished to the IRS.

    Recently finalized U.S. Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transitional rules, generally do not alter the treatment of United States Alien Holders described above. The regulations do alter certification procedures in certain cases by setting forth presumptions under which a United States Alien Holder is subject to information reporting and backup withholding at the rate of 31% unless the Company receives certification from the holder of non-U.S. status. Depending on the circumstances, this certification must be provided (i) directly by the United States Alien Holder, (ii) in the case of a United States Alien Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders, or other beneficiaries of such entity, or (iii) certain qualified financial institutions or other qualified entities on behalf of the United States Alien Holder. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Notes.

                      SUPPLEMENTAL PLAN OF DISTRIBUTION

   The Notes are offered on a continuing basis by the Company through Bear, Stearns & Co. Inc., Chase Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Agents") who have agreed to use their best efforts to solicit purchases of the Notes, and may be sold to the Agents for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf in those jurisdictions where it is authorized to do so. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents will have the right to reject any proposed purchase of Notes through them in whole or in part. Payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York. The Company will pay the Agents a commission ranging from .125% to .750% of the principal amount of Notes with maturities of up to 30 years sold through the Agents, depending upon the Stated Maturity, and may also sell Notes to the Agents as principals at negotiated discounts. Commissions on agency sales of Notes with maturities of more than 30 years will be determined at the time of sale. No commission will be payable on any sales made directly to the public by the Company.

   In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or a portion of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed-price public offering), concession and discount may be changed.

   In connection with the offering made hereby, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions, in the case of the offering of Notes purchased by one or more Agents as principal on a fixed price basis, consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater principal amount of Notes than they are required to purchase from the Company. The Agents may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Agents and any dealers to whom Notes are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, and will reimburse the Agents for certain expenses.

   The Notes are a new issue of securities with no established trading market. The Agents have informed the Company that they intend to make a market in the Notes, but are under no obligation to do so and such market making may be terminated at any time. Therefore, no assurance can be given as to the existence of a trading market in the Notes in the future.

   One or more of the Agents or their affiliates may be customers of, extend credit to, engage in transactions with or perform services for the Company and its affiliates in the ordinary course of business.

PROSPECTUS

                                 $4,000,000,000

                              CENDANT CORPORATION

                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
          STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS

                               CENDANT CAPITAL I
                               CENDANT CAPITAL II
                              CENDANT CAPITAL III

           PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED
                             BY CENDANT CORPORATION

                               ------------------

   Cendant Corporation (the "Company"), directly or through such agents, dealers or underwriters as may be designated from time to time, may offer, issue and sell, together or separately, its (i) debt securities (the "Debt Securities"), which may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"), (iii) shares of its common stock, par value $0.01 per share (the "Common Stock"), (iv) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of Common Stock, (v) Stock Purchase Units, each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined herein) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units") and (vi) warrants to purchase Debt Securities, Preferred Stock, Common Stock or other securities or rights ("Warrants").

   Cendant Capital I, Cendant Capital II and Cendant Capital III (each, a "Cendant Trust"), statutory business trusts formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing preferred undivided beneficial interests in the assets of the respective Cendant Trusts ("Preferred Securities"). The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities out of moneys held by each of the Cendant Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each, a "Trust Guarantee"). See "Description of Preferred Securities" and "Description of Trust Guarantees." The Company's obligations under the Trust Guarantees will rank junior and subordinate in right of payment to all other liabilities of the Company and pari passu with its obligations under the senior most preferred or preference stock of the Company. See "Description of Trust Guarantees--Status of the Trust Guarantees." Debt Securities may be issued and sold by the Company in one or more series to a Cendant Trust or a trustee of such Cendant Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such Cendant Trust. The Debt Securities purchased by a Cendant Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Cendant Trust. The Debt Securities, Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Warrants and Preferred Securities are herein collectively referred to as the "Securities," with an aggregate public offering price of up to $4,000,000,000 (or its equivalent in foreign currencies or foreign currency units based on the applicable exchange rate at the time of offering) in amounts, at prices and on terms to be determined at the time of sale.

   The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. Any such Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby.

   The Declaration of Trust for each of such Trusts also provides that to the full extent permitted by law, the Company shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of any such Trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of any such Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Each of the Declaration of Trusts also provides that to the full extent permitted by law, the Company shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of any such trust to procure a judgment in its favor by reason of the fact that such person is or was a Company Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of any such trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to any such trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper. The Declaration of Trust for each such Trust further provides that expenses (including attorneys' fees) incurred by a Company Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in the immediately preceding two sentences shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Company Indemnified Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in any such Declaration.

   The Declaration of Trust for each Trust also provides that the Company shall indemnify each Fiduciary Indemnified Person against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts under any such Trust, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

   The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CD". Any Prospectus Supplement will also contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

   The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If any agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

   This Prospectus may not be used to consummate any sale of Securities unless accompanied by a Prospectus Supplement.

               The date of this Prospectus is February 23, 1998

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT INVOLVED IN THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            AVAILABLE INFORMATION

   This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all the amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Cendant Trusts with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Declaration of Trust (each as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Cendant Trusts and the Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http.//www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   No separate financial statements of the Cendant Trusts have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Cendant Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Cendant Trusts have and will have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in their assets and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, under the Declaration (as defined herein)(including the obligation to pay expenses of the Cendant Trusts), the Subordinated Indenture and any supplemental indentures thereto, the Subordinated Debt Securities issued to the Cendant Trust and the Trust Guarantees taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Preferred Securities of the Cendant Trusts" and "Description of Trust Guarantees."

   The Cendant Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Cendant Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
(i) Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (the "1997 Form 10-K"); (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997, July 31, 1997 and October 31, 1997 (the "1997 Form 10-Qs"); (iii) Current Reports on Form 8-K dated January 22, 1997, February 4, 1997, February 13, 1997, February 26, 1997, March 17, 1997, May 29, 1997, August 15, 1997, October 31, 1997, November 4, 1997, December 18,
1997, January 14, 1998, January 22, 1998, January 27, 1998, January 29, 1998,
February 4, 1998, February 6, 1998 and February 16, 1998; and (iv) description of the common stock of the Company which is contained in the Registration Statements on Form 8-A of the Company dated July 27, 1984 and August 15, 1989.

   The financial statements filed as part of the Current Report on Form 8-K dated January 29, 1998 are now the historical financial statements of the Company (the "Historical Financial Statements"). The Historical Financial Statements supercede the financial statements appearing in the 1997 Form 10-K and the 1997 Form 10-Qs.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to James E. Buckman, Esq., Senior Executive Vice President and General Counsel, Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, (973) 428-9700.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE SECURITIES OFFERED HEREBY, INCLUDING STABILIZING TRANSACTIONS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS.

                                  THE COMPANY

   The Company is one of the foremost consumer and business services companies in the world. The Company was created through the merger (the "Merger") of CUC International Inc. ("CUC") and HFS Incorporated ("HFS") in December 1997 and provides all of the services formerly provided by each of CUC and HFS, including technology-driven, membership-based consumer services, travel services and real estate services.

   Membership Services. The Company's membership-based consumer services provide more than 66.5 million members with access to a variety of goods and services worldwide. These memberships include such components as shopping, travel, auto, dining, home improvement, lifestyle, vacation exchange, credit card and checking account enhancement packages, financial products and discount programs. The Company also administers insurance package programs which are generally combined with discount shopping and travel for credit union members, distributes welcoming packages which provide new homeowners with discounts for local merchants, and provides travelers with value-added tax refunds. The Company believes that it is the leading provider of membership-based consumer services of these types in the United States. The Company's membership activities are conducted principally through its Comp-U-Card division and certain of the Company's wholly-owned subsidiaries, FISI*Madison Financial Corporation, Benefit Consultants, Inc., Entertainment Publications, Inc. and SafeCard Services, Inc.

   Travel Services. The Company also provides services to consumers through intermediaries in the travel and real estate industries. In the travel industry, the Company, through certain of its subsidiaries, franchises hotels primarily in the mid-priced and economy markets. It is the world's largest hotel franchisor, operating the Days Inn(Registered Trademark), Ramada(Registered Trademark) (in the United States), Howard Johnson(Registered Trademark), Super 8(Registered Trademark), Travelodge(Registered Trademark) (in North America), Villager Lodge(Registered Trademark), Knights Inn(Registered Trademark) and Wingate Inn(Registered Trademark) franchise systems. Additionally, the Company owns the Avis worldwide vehicle rental system, which is operated through its franchisees and is the second-largest car rental system in the world (based on total revenues and volume of rental transactions). The Company currently owns approximately 27.5% of the capital stock of the world's largest Avis franchisee, Avis Rent A Car, Inc. The Company also owns Resort Condominiums International, Inc., a leading timeshare exchange organization. The Company also operates the second largest provider in North America of comprehensive vehicle management services and is the market leader in the United Kingdom among the four nationwide providers of fuel card services and the six nationwide providers of vehicle management services.

   Real Estate Services. In the residential real estate industry, the Company, through certain of its subsidiaries, franchises real estate brokerage offices under the Century 21(Registered Trademark), Coldwell Banker(Registered Trademark) and Electronic Realty Associates(Registered Trademark) (ERA(Registered Trademark)) real estate brokerage franchise systems and is the world's largest real estate brokerage franchisor. Additionally, the Company, through Cendant Mobility Services Corporation, is the largest provider of corporate relocation services in the United States, offering relocation clients a variety of services in connection with the transfer of a client's employees. Through Cendant Mortgage Corporation, the Company originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.

   As a franchisor of hotels, residential real estate brokerage offices and car rental operations, the Company licenses the owners and operators of independent businesses to use the Company's brand names. The Company does not own or operate hotels or real estate brokerage offices. Instead, the Company provides its franchisee customers with services designed to increase their revenue and profitability.

   Other. The Company also offers consumer software in various multimedia forms. During 1996, the Company acquired Davidson & Associates, Inc., Sierra On-Line, Inc. and Knowledge Adventure, Inc. These companies develop, publish, manufacture and distribute educational, entertainment and personal productivity interactive multimedia products for home and school use.

   The Company from time to time explores and conducts discussions with regard to acquisitions and other strategic corporate transactions in its industries and in other businesses. Historically, the Company has been involved in numerous transactions of various magnitudes, for consideration which included cash or securities (including Common Stock) or combinations thereof. The Company will evaluate and pursue appropriate acquisition and combination opportunities as they arise. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. In the past, acquisitions by the Company have involved both relatively small acquisitions and acquisitions which have been significant.

   As part of its regular on-going evaluation of acquisition opportunities, the Company is currently engaged in a number of separate and unrelated preliminary discussions concerning possible acquisitions. The Company is in the early stages of such discussions and has not entered into any agreement in principle with respect to any of these possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of Common Stock (which would increase the number of shares of Common Stock outstanding) Preferred Stock, Debt Securities or other securities of the Company, borrowings, or a combination thereof. Prior to consummating any such possible acquisitions, the Company, among other things, will have to initiate and satisfactorily complete its due diligence investigation; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate Board of Directors, regulatory and other necessary consents and approvals; and secure financing. The Company cannot predict whether any such acquisitions will be consummated or, if consummated, will result in a financial or other benefit to the Company.

   The Company's principal executive offices are located at 6 Sylvan Way, Parsippany, New Jersey 07054 (telephone number: (973) 428-9700).

THE CENDANT TRUSTS

   Each of the Cendant Trusts is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (each a "Declaration") executed by the Company as sponsor for such trust (the "Sponsor"), and the Cendant Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 5, 1998. Each Cendant Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and common securities representing common undivided beneficial interests in the assets of such Cendant Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) using the gross proceeds from the sale of the Trust Securities to acquire the Debt Securities and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, if an event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Cendant Trust.

   Unless otherwise specified in the applicable Prospectus Supplement, each Cendant Trust has a term of up to 55 years but may terminate earlier, as provided in the Declaration. Each Cendant Trust's business and affairs will be conducted by the trustees (the "Cendant Trustees") appointed by the Company as the direct or indirect holder of all of the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Cendant Trustees of each Cendant Trust. The duties and obligations of the Cendant Trustees shall be governed by the Declaration of such Cendant Trust. A majority of the Cendant Trustees (the "Regular Trustees") of each Cendant Trust will be persons who are employees or officers of or who are affiliated with the Company. One Cendant Trustee of each Cendant Trust will be a financial institution (the "Institutional Trustee") that is not affiliated with the Company and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the applicable Prospectus Supplement. In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Cendant Trustee of each Cendant Trust will be an entity having a principal place of business in, or a natural person resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Cendant Trust and the offering of the Trust Securities.

   Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee and Delaware Trustee for each Cendant Trust shall be Wilmington Trust Company, and its address in the State of Delaware is Rodney Square, North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of each Cendant Trust shall be c/o Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, telephone (973) 428-9700.

RECENT DEVELOPMENTS

   1997 FINANCIAL RESULTS. On February 4, 1998, the Company announced its financial results for the year ended December 31, 1997. The Company reported diluted earnings per share of $1.00 for 1997, a 49% increase compared to $.67 earnings per share reported for 1996, excluding one-time charges recognized in both 1997 and 1996. The Company had revenues of $5.3 billion for 1997 compared with $3.9 billion for 1996, an increase of 36%, and net income of $872.2 million for 1997, excluding one-time charges, compared with $542.3 million of 1996, excluding one-time charges, an increase of 61%. On a pro forma basis, which assumes that the financial results include all of the Company's 1996 acquisitions, accounted for under the purchase method, as if they had occurred as of January 1, 1996, earnings per share for the year ended December 31, 1997, excluding one-time charges, was $1.00 representing a 43% increase over pro forma $.70 per share for the year ended December 31, 1996.

   When giving effect to one-time charges, the Company reported $.06 diluted earnings per share for the year ended December 31, 1997 and net income of $55.4 million for 1997 compared to $423.6 million for 1996. In 1997, one-time charges totaled $1.1 billion ($816.8 million after-tax, or $.94 per share) for merger related costs and unusual charges coincident with the Merger, as well as the merger of HFS and PHH Corporation which was consummated in April 1997. In 1996, one-time charges totaled $179.9 million ($118.7 million after-tax, or $.15 per share) related to three CUC mergers.

   Proposed Acquisition of American Bankers. On January 27, 1998, the Company made a proposal to acquire American Bankers Insurance Group Inc. ("American Bankers") for $58 per share in cash and stock, for an aggregate purchase price of approximately $2.7 billion on a fully diluted basis. On January 28, 1998, the Company commenced a tender offer to purchase approximately 23.5 million of American Bankers' common shares at a price of $58 per share in cash, which together with shares the Company owns will equal approximately 51% of the fully diluted shares of American Bankers. The Company proposes to exchange, on a tax free basis, shares of its common stock with a fixed value of $58 per share for the balance of American Bankers' common stock. The tender offer is subject to customary conditions and there can be no assurance that the Company will be successful in its proposal to acquire American Bankers.

   In connection with the Company's proposal to acquire American Bankers, the Company entered into a commitment letter, dated January 23, 1998, with The Chase Manhattan Bank and Chase Securities Inc. to provide a $1.5 billion 364-Day revolving credit facility (the "New Facility") which will mature 364 days after the execution of the definitive documentation relating thereto. The New Facility will bear interest, at the option of the Company, at rates based on competitive bids of lenders participating in such facilities at a prime rate or at LIBOR plus an applicable variable margin based on the Company's senior unsecured long-term debt rating.

   Harpur Acquisition. On January 20, 1998, the Company completed the acquisition of Harpur Group, Ltd., a leading fuel card and vehicle management company in the United Kingdom, from H-G Holdings, Inc. for approximately $186 million in cash plus future contingent payments of up to $20 million over the next two years.

   Jackson Hewitt Acquisition. On January 7, 1998, the Company completed the acquisition of Jackson Hewitt Inc. ("Jackson Hewitt"), for approximately $480 million in cash, or $68 per share of common stock of Jackson Hewitt. Jackson Hewitt is the second largest tax preparation service system in the United

States with locations in 41 states. Jackson Hewitt franchises a system of approximately 2,050 offices that specialize in computerized preparation of federal and state individual income tax returns.

   Interval Divestiture. On December 17, 1997, in connection with the merger with HFS, the Company completed the divestiture of its timeshare exchange subsidiary, Interval International Inc., as contemplated by the consent decree with the Federal Trade Commission.

   Providian Acquisition. On December 10, 1997, the Company announced that it had entered into a definitive agreement to acquire Providian Auto and Home Insurance Company ("Providian") and its subsidiaries from an Aegon N.V. subsidiary for approximately $219 million in cash. Providian sells automobile insurance to consumers through direct response marketing in 45 states and the District of Columbia. The closing of this transaction is subject to customary conditions, including regulatory approval and is anticipated to occur in the spring of 1998.

   Hebdo Mag Acquisition. On October 3, 1997, the Company completed the acquisition of all of the outstanding capital stock of Hebdo Mag International Inc. ("Hebdo Mag") in exchange for the issuance of shares of preferred stock of Getting to Know You of Canada Ltd., an indirect wholly-owned subsidiary of the Company, exchangeable for shares of Common Stock (the "Hebdo Acquisition Shares") and the assumption of certain options of Hebdo Mag exchanged for options to acquire shares of Common Stock, such Hebdo Acquisition Shares or options having an aggregate value of approximately $440 million. Based in Paris, France, Hebdo Mag is an international publisher of over 150 titles and distributor of classified advertising information with operations in twelve countries, including Canada, France, Sweden, Hungary, the United States, Italy, Russia and Holland. The Hebdo Mag Acquisition was accounted for in accordance with the pooling-of-interests method of accounting.

                               USE OF PROCEEDS

   Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the offering of the Securities will be used for general corporate purposes, which may include acquisitions, repayment of other debt, working capital and capital expenditures. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending application for specific purposes, the net proceeds may be invested in short-term marketable securities.

               CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the unaudited consolidated ratio of earnings to fixed charges of the Company for the periods indicated.

                                              HISTORICAL
                     ----------------------------------------------------------
                         NINE MONTHS             YEAR ENDED DECEMBER 31,
                            ENDED        --------------------------------------
                     SEPTEMBER 30, 1997   1996    1995    1994    1993    1992
                     ------------------  ------  ------  ------  ------  ------
Ratio of Earnings to
 Fixed Charges (1)  .       3.48x         3.06x   2.70x   2.94x   2.68x   1.99x

------------
(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and extraordinary items plus fixed charges, less capitalized interest by fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                      DESCRIPTION OF THE DEBT SECURITIES

   The Debt Securities may be offered from time to time by the Company as Senior Debt Securities and/or as Subordinated Debt Securities. The Senior Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Senior Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Subordinated Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Subordinated Trustee"). The term "Trustee", as used herein, refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") have been filed as exhibits to the Registration Statement. The terms of the Indentures are also governed by certain provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain material provisions of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to the Indentures. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indentures. For a summary of certain definitions used in this section, see "Certain Definitions" below.

GENERAL

   The Indentures will provide for the issuance of Debt Securities in series up to the aggregate amount from time to time authorized by the Company for each series. A Prospectus Supplement will set forth the following terms (to the extent such terms are applicable to such Debt Securities) of and information relating to the Debt Securities in respect of which this Prospectus is delivered: (1) the designation of such Debt Securities; (2) classification as Senior or Subordinated Debt Securities; (3) the aggregate principal amount of such Debt Securities; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates, if any, per annum, at which such Debt Securities will bear interest, or the method of determination of such rate or rates; (7) the times and places at which such interest, if any, will be payable; (8) provisions for sinking, purchase or other analogous fund, if any; (9) the date or dates, if any, after which such Debt Securities may be redeemed at the option of the Company or of the holder and the redemption price or prices; (10) the date or the dates, if any, after which such Debt Securities may be converted or exchanged at the option of the holder into or for shares of Common Stock or Preferred Stock of the Company and the terms for any such conversion or exchange; and
(11) any other specific terms of the Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee's agent in the borough of Manhattan, City of New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Section 301 of each Indenture)

   If a Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special United States federal income tax considerations applicable to any Debt Securities so denominated are also described in the applicable Prospectus Supplement.

   The Debt Securities may be issued in registered or bearer form and, unless otherwise specified in a Prospectus Supplement, in denominations of $1,000 and integral multiples thereof. Debt Securities may be issued in book-entry form, without certificates. Any such issue will be described in the Prospectus Supplement relating to such Debt Securities. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

   Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount from their stated principal amount. United States Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Debt Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

   The Indentures will provide that the Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless: (1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (A) shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the Debt Securities and the performance and observance of every covenant of the Indentures on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (3) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this "Merger, Consolidation and Sale of Assets" section and that all conditions precedent herein provided for relating to such transaction have been complied with. This paragraph shall apply only to a merger or consolidation in which the Company is not the surviving corporation and to conveyances, leases and transfers by the Company as transferor or lessor. (Section 801 of each Indenture)

   The Indentures will further provide that upon any consolidation by the Company with or merger by the Company into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person in accordance with the preceding paragraph, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures with the same effect as if such successor Person had been named as the Company therein, and in the event of any such conveyance or transfer, the Company (which term shall for this purpose mean Cendant Corporation or any successor Person which shall theretofore become such in the manner described in the preceding paragraph), except in the case of a lease, shall be discharged of all obligations and covenants under the Indentures and the Debt Securities and the coupons and may be dissolved and liquidated. (Section 802 of each Indenture)

EVENTS OF DEFAULT

   The following will be "Events of Default" under the Indentures with respect to Debt Securities of any series:

     (1) default in the payment of any interest on any Debt Securities of that series or any related coupon, when such interest or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

     (2) default in the payment of the principal of (or premium, if any, on) any Debt Securities of that series at its Maturity; or

     (3) default in the deposit of any sinking fund payment when and as due pursuant to the terms of the Debt Securities of that series and Article Twelve of the Indentures; or

     (4) default in the performance, or breach, of any covenant or warranty of the Company in the Indentures (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere under this "Events of Default" section), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Debt Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder; or

     (5) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

     (6) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

     (7) (A) there shall have occurred one or more defaults by the Company in the payment of the principal of (or premium, if any, on) Debt aggregating $50 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived, or
    (B) Debt of the Company aggregating $50 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof; or

     (8) any other Event of Default provided with respect to Debt Securities of that series.

   If an Event of Default described in clause (1), (2), (3), (4), (7) or (8) above with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. If an Event of Default described in clause (5) or (6) above occurs and is continuing, then the principal amount of all the Debt Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder, subject, however, to all rights, powers and limitations provided for by the Federal Bankruptcy Code or any other applicable Federal or State Law.

   At any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indentures, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series (or of all series, as the case may be), by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

     (1) the Company has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the Debt Securities of such series are payable (except as otherwise specified pursuant to Section 301 of the Indentures for the Debt Securities of such series and except, if applicable, as provided in certain provisions of Section 312 of the Indentures):

        (A) all overdue interest on all Outstanding Debt Securities of that series (or of all series, as the case may be) and any related coupons;

        (B) all unpaid principal of (and premium, if any, on) any Outstanding Debt Securities of that series (or of all series, as the case may be) which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such Debt Securities;

        (C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate or rates prescribed therefor in such Debt Securities; and

        (D) all sums paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

     (2) all Events of Default with respect to Debt Securities of that series (or of all series, as the case may be), other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Debt Securities of that series (or of all series, as the case may be) which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513 of the Indentures.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

   Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Debt Securities because of an Event of Default specified in clause (7) of the first paragraph of this section shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Debt that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Debt, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Debt or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Debt Securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period. (Section 502 of each Indenture)

   Subject to Section 502 of each Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default described in clause (1), (2), (3), (4), (7), or (8) of the first paragraph of this section (or, in the case of a default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than a majority in principal amount of all Outstanding Debt Securities may waive any such past default), and its consequences, except a default (i) in respect of the payment of the principal of (or premium, if any, on) or interest on any Debt Security or any related coupon, or (ii) in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513 of each Indenture)

   Upon any such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indentures; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. (Section 513 of each Indenture)

   No Holder of any Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of that series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default under clause (1), (2), (3), (4),
(7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than 25% in principal amount of all Outstanding Debt Securities, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under each of the Indentures; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority or more in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default described in clause (1), (2), (3), (4), (7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, by the Holders of a majority or more in principal amount of all Outstanding Debt Securities. (Section 507 of each Indenture)

   During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under either Indenture in good faith. Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indentures is not under any obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, with respect to the Debt Securities of any series, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indentures.

   Within 90 days after the occurrence of any Default with respect to Debt Securities of any series, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such Default known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of (or premium, if any, on) or interest on any Debt Securities of such series, or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Debt Securities of such series and any related coupons; and provided further that, in the case of any Default of the character specified in clause (7) of the first paragraph of this section with respect to Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof.

   The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate of the Company's compliance with all of the conditions and covenants under the Indentures.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURES

   The Indentures will provide that the Company may, at its option and at any time, terminate the obligations of the Company with respect to the Outstanding Debt Securities of any series ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Debt Securities and any related coupons, except for the following which shall survive until otherwise terminated or discharged under the Indentures: (A) the rights of Holders of such Outstanding Debt Securities and any related coupons (i) to receive, solely from the trust fund described in the Indentures, payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities and any related coupons when such payments are due, and (ii) to receive shares of common stock or other Securities from the Company upon conversion of any convertible Debt Securities issued thereunder, (B) the Company's obligations to issue temporary Debt Securities, register the transfer or exchange of any Debt Securities, replace mutilated, destroyed, lost or stolen Debt Securities, maintain an office or agency for payments in respect of the Debt Securities and, if the Company acts as its own Paying Agent, hold in trust, money to be paid to such Persons entitled to payment, and with respect to Additional Amounts, if any, on such Debt Securities as contemplated in the Indentures, (C) the rights, powers, trusts, duties and immunities of the Trustee under the Indentures and (D) the defeasance provisions of the Indentures. With respect to Subordinated Debt Securities, money and securities held in trust pursuant to the Defeasance and Covenant Defeasance provisions described herein, shall not be subject to the subordination provisions of the Subordinated Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indentures, some of which are described in the "Certain Covenants" section above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities ("covenant defeasance"). (Section 1403 of each Indenture)

   In order to exercise either defeasance or covenant defeasance:

   (1) the Company shall irrevocably have deposited or caused to be deposited with the Trustee, in trust, for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Debt Securities and any related coupons, (A) money in an amount (in such Currency in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity), or (B) Government Obligations applicable to such Debt Securities (determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such Debt Securities and any related coupons, money in an amount or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge (i) the principal of (and premium, if any, on) and interest on the Outstanding Debt Securities and any related coupons on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Debt Securities and any related coupons on the day on which such payments are due and payable in accordance with the terms of the Indentures and of such Debt Securities and any related coupons; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Obligations to said payments with respect to such Debt Securities and any related coupons. Before such a deposit, the Company may give to the Trustee, in accordance with certain redemption provisions in the Indentures, a notice of its election to redeem all or any portion of such Outstanding Debt Securities at a future date in accordance with the terms of the Debt Securities of such series and the redemption provisions of the Indentures, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing; and

   (2) no Default or Event of Default with respect to the Debt Securities and any related coupons shall have occurred and be continuing on the date of such deposit or, insofar as the Event of Default described in clauses (5) and (6) of the Events of Default section above are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); (3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indentures or any other material agreement or instrument to which the Company is a party or by which it is bound; (4) in the case of a defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (5) in the case of a covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (6) notwithstanding any other provisions of the defeasance and covenant defeasance provisions of the Indentures, such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations in connection therewith pursuant to Section 301 of the Indentures; and (7) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indentures to either defeasance or covenant defeasance, as the case may be, have been complied with. (Section 1404 of each Indenture)

SATISFACTION AND DISCHARGE

   The Indentures shall upon Company Request cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series herein expressly provided for and the obligation of the Company to pay any Additional Amounts as contemplated by Section 1005 of each Indenture) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of such Indenture as to such series when (1) either (A) all Debt Securities of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to Bearer Securities surrendered for exchange for Registered Securities and maturing after such exchange, whose surrender is not required or has been waived as provided in Section 305 of the Indentures, (ii) Debt Securities and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 of the Indentures, (iii) coupons appertaining to Debt Securities called for redemption and maturing after the relevant Redemption Date, whose surrender has been waived as provided in Section 1106 of the Indentures, and (iv) Debt Securities and coupons of such series for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company, as provided in Section 1003 of the Indentures) have been delivered to the Trustee for cancellation; or (B) all Debt Securities of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount, in the Currency in which the Debt Securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indentures as to such series have been complied with. (Section 401 of each Indenture)

AMENDMENTS AND WAIVERS

   The Indentures will provide that at any time and from time to time, the Company and the Trustee may, without the consent of any holder of Debt Securities, enter into one or more indentures supplemental thereto for certain specified purposes, including, among other things, (i) to cure ambiguities, defects or inconsistencies, or to make any other provisions with respect to questions or matters arising under the Indentures (provided that such action shall not adversely affect the interests of the Holders in any material respect), (ii) to effect or maintain the qualification of the Indentures under the Trust Indenture Act, or (iii) to evidence the succession of another person to the Company and the assumption by any such successor of the obligations of the Company in accordance with the Indentures and the Debt Securities. (Section 901 of each Indenture). Other amendments and modifications of the Indentures or the Debt Securities may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all of the then Outstanding Debt Securities of any Series; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any obligation of the Company to pay Additional Amounts contemplated by Section 1005 of each Indenture (except as contemplated and permitted by certain provisions of the Indentures), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indentures of the amount thereof provable in bankruptcy pursuant to Section 504 of the Indentures, or adversely affect any right of repayment at the option of any Holder of any Debt Security, or change any Place of Payment where, or the Currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date, as the case may
be), or adversely affect any right to convert or manage any Debt Securities as may be provided pursuant to Section 301 of the Indentures, or (2) reduce the percent in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indentures or certain defaults thereunder and their consequences provided for in the Indentures, or reduce the requirements for quorum or voting.

GOVERNING LAW

   The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. The Indentures are subject to the provisions of the Trust Indenture Act that are required to be a part thereof and shall, to the extent applicable, be governed by such provisions.

CERTAIN DEFINITIONS

   Set forth below is a summary of certain of the defined terms used in the Indentures.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Capital Stock" means any and all shares, interests, participations, rights or equivalents (however designated) of corporate stock of the Company or any Principal Subsidiary.

   "Company Request" or "Company Order" means a written request or order signed in the name of the Company by its Chairman, its President, any Vice President, its Treasurer or an Assistant Treasurer, and delivered to the Trustee.

   "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Fair Market Value" means the fair market value of the item in question as determined by the Board of Directors acting in good faith and in exercise of its fiduciary duties.

   "Holder" means a Person in whose name a Debt Security is registered in the Security Register.

   "Interest Payment Date" means the Stated Maturity of an installment of interest on the Debt Securities.

   "Issue Date" means the date of first issuance of the Debt Securities under either Indenture.

   "Maturity", when used with respect to any Debt Securities, means the date on which the principal of such Debt Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

   "Officers' Certificate" means a certificate signed by the Chairman, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

   "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, including an employee of the Company, and who shall be acceptable to the Trustee.

   "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to
Section 502 of the Indentures.

   "Outstanding", when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indentures, except:

     (i) Debt Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

     (ii) Debt Securities, or portions thereof, for whose payment, money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debt Securities;

     (iii) Debt Securities, except to the extent provided in the "Defeasance or Covenant Defeasance of the Indentures" section, with respect to which the Company has effected defeasance and/or covenant defeasance as provided in the Indenture; and

     (iv) Mutilated, destroyed, lost or stolen Debt Securities which have become or are about to become due and payable which have been paid pursuant to Section 306 of the Indentures or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indenture, other than any such Debt Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands the Debt Securities are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, and for the purpose of making the calculations required by TIA
Section 313, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the Trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor.

   "Paying Agent" means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any, on) or interest on any Debt Securities on behalf of the Company.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Responsible Officer", when used with respect to the Trustee, means the chairman or any vice-chairman of the board of directors, the chairman or any vice-chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

   "Rolling Period" shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

   "Security Register" and "Security Registrar" have the respective meanings specified in Section 305 of the Indenture.

   "Stated Maturity", when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

   "Subsidiary" means any corporation of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the Voting Stock.

   "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 as in force at the date as of which the Indentures were executed, except that any supplemental indenture executed pursuant to the Indentures shall conform to the requirements of the Trust Indenture Act as in effect on the date of execution thereof.

   "Trustee" means The Bank of Nova Scotia Trust Company of New York until a successor Trustee shall have become such pursuant to the applicable provisions of the Indentures, and thereafter "Trustee" shall mean such successor Trustee.

   "Vice President", when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

   "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                     GENERAL DESCRIPTION OF CAPITAL STOCK

   The following description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), and Amended and Restated By-laws (the "By-laws") which documents are exhibits to this Registration Statement.

   The Company is authorized to issue up to 2,000,000,000 shares of Common Stock, par value $.01 per share, and up to 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of January 15, 1998, there were 839,992,974 shares of Common Stock and no shares of Preferred Stock outstanding.

DESCRIPTION OF PREFERRED STOCK

GENERAL

   The following summary contains a description of certain general terms of the Company's Preferred Stock. The particular terms of any series of Preferred Stock that may be offered will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Certificate and the Certificate of Designation (the "Certificate of Designation") relating to a particular series of offered Preferred Stock which is or will be in the form filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

   The Board of Directors of the Company has the power, without further action by the shareholders, to issue Preferred Stock in one or more series, with such designations of series, dividend rates, redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company, sinking fund provisions, conversion or exchange provisions, voting rights thereof and other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

RANK

   Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will rank on parity as to dividends and liquidation rights in all respects with each other series of Preferred Stock.

DIVIDEND RIGHTS

   Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

RIGHTS UPON LIQUIDATION

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such series of Preferred Stock.

REDEMPTION

   The terms, if any, on which shares of a series of Preferred Stock may be subject to optional or mandatory redemption, in whole or in part, will be set forth in the Prospectus Supplement relating to such series.

CONVERSION AND EXCHANGE

   The terms, if any, on which shares of a series of Preferred Stock are convertible into another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock or Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of another series of Preferred Stock or Common Stock to be received by the holders of such series of Preferred Stock would be calculated as of a time and in the manner stated in such Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

   The transfer agent, registrar and dividend disbursement agent for each series of Preferred Stock will be designate in the applicable Prospectus Supplement. The registrar for shares of each series of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

VOTING RIGHTS

   The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as indicated in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law.

DESCRIPTION OF COMMON STOCK

GENERAL

   Subject to the rights of the holders of any shares of the Company's Preferred Stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of Common Stock will possess exclusive voting rights in the Company, except to the extent the Board of Directors specifies voting power with respect to any Preferred Stock issued. Except as hereinafter described, holders of Common Stock are entitled to one vote for each share of Common Stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, after payment of all of the Company's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled, the distribution of any remaining assets of the Company. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of Common Stock sold hereunder will be fully paid and non-assessable upon issuance against full payment of the purchase price therefor. The Common Stock is listed on the New York Stock Exchange under the symbol "CD."

CERTAIN PROVISIONS

   The provisions of the Company's Certificate and By-Laws which are summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD

   The Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the stockholders without cause only by the affirmative vote of the holders, voting as a single class, of 80% or more of the total number of votes entitled to be cast by all holders of the voting stock, which shall include all capital stock of the Company which by its terms may vote on all matters submitted to stockholders of the Company generally. The size of the Board of Directors was set by resolution at 30 and pursuant to the By-Laws (i) until the third anniversary of the consummation of the merger of HFS and CUC (the "Effective Time"), an affirmative vote of 80% of the entire Board of Directors will be required in order to change the number of directors, and (ii) a quorum, at any meeting of the Board of Directors, shall consist of a majority of the entire Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

   Pursuant to the Certificate, the Board of Director's authority to designate committees shall be subject to the provisions of the By-Laws. Pursuant to the By-Laws, the Board of Directors shall have the following committees: (i) an Executive Committee consisting of four CUC Directors (as defined below) and four HFS Directors (as defined below) and whose Chairman shall be the Chairman of the Board; (ii) a Compensation Committee consisting of two CUC Directors and two HFS Directors and whose Chairman shall be an HFS Director; and (iii) an Audit Committee consisting of two CUC Directors and two HFS Directors and whose Chairman shall be a CUC Director. The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise. Until the third anniversary of the Effective Time, the affirmative vote of 80% of the entire Board of Directors will be required in order to remove a director from a committee, change the chairmanship of a committee, designate an alternate member to any committee, designate any additional committee, or amend, modify or repeal or adopt any provision inconsistent with the provisions described herein.

   The term "HFS Director" means (A) any person serving as a Director of HFS on May 27, 1997 (or any person appointed by the Board of Directors of HFS after May 27, 1997 to fill a vacancy on the HFS Board of Directors created other than due to an increase in the size of the Board of Directors of HFS) who continues as a Director of the Company at the Effective Time and (B) any person who becomes a Director of the Company and who was designated as such by the remaining HFS Directors prior to his or her election; and the term "CUC Director" means (A) any person serving as a Director of the Company on May 27, 1997 (or any person appointed by the Board of Directors of the Company after May 27, 1997 but prior to the Effective Time to fill a vacancy on the Board of Directors created other than due to an increase in the size of the Board of Directors) who continues as a Director of the Company at the Effective Time, (B) any of the four persons designated by the CUC Directors to become a Director of the Company at the Effective Time and (C) any person who becomes Director of the Company and who was designated as such by the remaining CUC Directors prior to his or her election.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

   Pursuant to the By-Laws, until the third anniversary of the Effective Time, the Board of Directors will delegate to the Executive Committee the full and exclusive power and authority to nominate directors for election to the Board of Directors at the next stockholders' meetings at which directors are to be elected, elect directors to fill vacancies on the Board of Directors between stockholders' meetings and fill vacancies on any committee of the Board of Directors to the extent an alternate member has not been previously designated. Such nominations and elections of directors and members of committees shall be undertaken by the Executive Committee such that (i) the number of HFS Directors and CUC Directors on the Board of Directors or any committee of the Board of Directors shall be equal and (ii) the remaining HFS Directors (if the number of HFS Directors is less than the number of CUC Directors) or the remaining CUC Directors (if the number of CUC Directors is less than the number of HFS Directors) shall designate the person to be nominated or elected. Any resolution regarding such election or nomination as described above in a manner that (a) is consistent with the two preceding sentences will require the approval by only three members of the Executive Committee (or only two members if there are then two vacancies on the Executive Committee) or (b) is inconsistent with the two preceding sentences will require approval by at least seven members of the Executive Committee. Until the third anniversary of the Effective Time, the affirmative vote of at least 80% of the entire Board of Directors shall be required in order for the Board of Directors to amend, modify or repeal, or adopt any provision inconsistent with, the provisions of the By-Laws described herein.

OFFICERS

   Pursuant to the By-Laws, Walter A. Forbes shall be the Chairman of the Board from and after the Effective Time and until January 1, 2000, at which time Henry R. Silverman will be the Chairman of the Board. If, for any reason Mr. Forbes ceases to serve as Chairman of the Board prior to January 1, 2000 and at such time Mr. Silverman is President and Chief Executive Officer, Mr. Silverman shall become Chairman of the Board. Mr. Silverman will be President and Chief Executive Officer from and after the Effective Time and until January 1, 2000, at which time Mr. Forbes will be President and Chief Executive Officer. If, for any reason Mr. Silverman ceases to serve as President and Chief Executive Officer prior to January 1, 2000 and at such time Mr. Forbes is Chairman of the Board, Mr. Forbes shall become President and Chief Executive Officer. Until January 1, 2002, the affirmative vote of 80% of the entire Board of Directors shall be required in order for the Board to (i) amend, modify, repeal or adopt any provision inconsistent with the provisions described herein, (ii) remove Mr. Forbes or Mr. Silverman from the positions specifically provided for in their employment agreements with the Company and HFS, respectively, (iii) modify either of the respective roles, duties or authority of Messrs. Forbes and Silverman.

SPECIAL MEETINGS OF STOCKHOLDERS

   A special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

QUORUM AT STOCKHOLDER MEETINGS

   The holders of one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

STOCKHOLDER ACTION BY WRITTEN CONSENT

   Stockholder action by written consent in lieu of a meeting is prohibited under the Certificate. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the outstanding voting stock of the Company from using the written consent procedure to take stockholder action without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining the proposed action.

ADVANCE NOTICE OF STOCKHOLDER--PROPOSED BUSINESS AT ANNUAL MEETINGS

   The By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting; (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business,
(iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

   In addition, the By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, at least 90 days prior to the date of the last annual meeting of the Company stockholders and (ii) with respect to a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Such stockholder's notice to the Secretary must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that the stockholder is holder of record of Common Stock and intends to appear in person or by proxy at the meeting to nominate each such nominee, (iii) a description of all arrangements between such stockholder and each nominee, (iv) such other information with respect to each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and
(v) the consent of each nominee to serve as director of the Company if so elected.

AMENDMENT OF GOVERNING DOCUMENTS

   In addition to the provisions of the Certificate which require a super-majority of stockholders to approve certain amendments to the Certificate and the By-Laws, the By-Laws require the affirmative vote of 80% of the entire Board of Directors in order for the Board of Directors to adopt certain amendments to the By-Laws as described under "--Board of Directors," "--Committees of the Board of Directors," "Newly Created Directorships and Vacancies" and "--Officers."

FAIR PRICE PROVISIONS

   Under the Delaware General Corporation Law and the Certificate, an agreement of merger, sale, lease or exchange of all or substantially all of the Company's assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Certificate includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of the Company's directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of the Company or a subsidiary having an aggregate fair market value of $10 million or more) involving the Company or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their securities and certain other procedural requirements are met. The Certificate provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

                           DESCRIPTION OF WARRANTS

GENERAL

   The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Common Stock or any combination thereof, and such Warrants may be issued independently or together with any such Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of each such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

   The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Securities (other than Preferred Securities and Common Securities) with which such Warrants are issued and the number of such Warrants issued with each such Security; (xi) if applicable, the date on and after which such Warrants and the related Securities (other than Preferred Securities and Common Securities) will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

           DESCRIPTION OF PREFERRED SECURITIES OF THE CENDANT TRUSTS

GENERAL

   Each Cendant Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Cendant Trust authorizes the Regular Trustees of such Cendant Trust to issue on behalf of such Cendant Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, an independent trustee, will act as indenture trustee for the Preferred Securities for purposes of compliance with the provisions of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be established by the Regular Trustees in accordance with the applicable Declaration or as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of a Cendant Trust for specific terms of the Preferred Securities, including, to the extent applicable, (i) the distinctive designation of such Preferred Securities,
(ii) the number of Preferred Securities issued by such Cendant Trust, (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Cendant Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding), (iv) any right of such Cendant Trust to defer quarterly distributions on the Preferred Securities as a result of an interest deferral right exercised by the Company on the Subordinated Debt Securities held by such Cendant Trust; (v) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative, (vi) the amount or amounts which shall be paid out of the assets of such Cendant Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Cendant Trust,
(vii) the obligation or option, if any, of such Cendant Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option with such redemption price to be specified in the applicable Prospectus Supplement, (viii) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Declaration, (ix) the terms and conditions, if any, upon which Subordinated Debt Securities held by such Cendant Trust may be distributed to holders of Preferred Securities, and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities consistent with the Declaration or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Guarantees." The Trust Guarantee issued to each Cendant Trust, when taken together with the Company's back-up undertakings, consisting of its obligations under each Declaration (including the obligation to pay expenses of each Cendant Trust), the applicable Indenture and any applicable supplemental indentures thereto and the Subordinated Debt Securities issued to any Cendant Trust will provide a full and unconditional guarantee by the Company of amounts due on the Preferred Securities issued by each Cendant Trust. The payment terms of the Preferred Securities will be the same as the Subordinated Debt Securities issued to the applicable Cendant Trust by the Company.

   Each Declaration authorizes the Regular Trustees to issue on behalf of the applicable Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be established by the Regular Trustees in accordance with the Declaration or as shall otherwise be set forth therein. The terms of the Common Securities issued by each Cendant Trust will be substantially identical to the terms of the Preferred Securities issued by such Cendant Trust, and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, if an event of default under such Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Common Securities will also carry the right to vote and to appoint, remove or replace any of the Cendant Trustees of such Cendant Trust. All of the Common Securities of each Cendant Trust will be directly or indirectly owned by the Company.

   The financial statements of any Cendant Trust that issues Preferred Securities will be reflected in the Company's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under minority interest in consolidated subsidiaries. In a footnote to the Company's audited financial statements there will be included statements that the applicable Cendant Trust is wholly-owned by the Company and that the sole asset of such Cendant Trust is the Subordinated Debt Securities (indicating the principal amount, interest rate and maturity date thereof).

                       DESCRIPTION OF TRUST GUARANTEES

   Set forth below is a summary of information concerning the Trust Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, Wilmington Trust Company will act as independent indenture trustee for Trust Indenture Act purposes under each Trust Guarantee (the "Preferred Securities Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the form of Trust Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Preferred Securities Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Cendant Trust.

GENERAL

   Unless otherwise specified in the applicable Prospectus Supplement, pursuant to each Trust Guarantee, the Company will agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (except to the extent paid by such Cendant Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Cendant Trust may have or assert. The following payments or distributions with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid by such Cendant Trust, will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, to the extent such Cendant Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), to the extent such Cendant Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Cendant Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Cendant Trust (other than in connection with such distribution of Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon maturity or redemption of the Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Cendant Trust has funds available therefor or (b) the amount of assets of such Cendant Trust remaining for distribution to holders of such Preferred Securities in liquidation of such Cendant Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Cendant Trust to pay such amounts to such holders.

   Each Trust Guarantee will not apply to any payment of distributions except to the extent the applicable Cendant Trust shall have funds available therefor. If the Company does not make interest or principal payments on the Subordinated Debt Securities purchased by such Cendant Trust, such Cendant Trust will not pay distributions on the Preferred Securities issued by such Cendant Trust and will not have funds available therefore.

   The Company has also agreed to guarantee the obligations of each Cendant Trust with respect to the Common Securities (the "Common Guarantee") issued by such Cendant Trust to the same extent as the Trust Guarantee, except that, if an Event of Default under the Subordinated Indenture has occurred and is continuing, holders of Preferred Securities under the Trust Guarantee shall have priority over holders of the Common Securities under the Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

   Unless otherwise specified in the applicable Prospectus Supplement, in each Trust Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Cendant Trust remain outstanding, if there shall have occurred any event of default under such Trust Guarantee or under the Declaration of such Cendant Trust, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock (other than into cash or other property) or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan); (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to the Subordinated Debt Securities issued to the applicable Cendant Trust and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to a Trust Guarantee).

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

   Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of such holders will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities of such Cendant Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Cendant Trust then outstanding.

EVENTS OF DEFAULT

   An event of default under a Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which such Trust Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee in respect of such Trust Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Securities Guarantee Trustee under such Trust Guarantee.

   If the Preferred Securities Guarantee Trustee fails to enforce such Trust Guarantee, any record holder of Preferred Securities to which such Trust Guarantee relates may institute a legal proceeding directly against the Company to enforce the Preferred Securities Guarantee Trustee's rights under such Trust Guarantee without first instituting a legal proceeding against the applicable Cendant Trust, the Preferred Securities Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment under a Trust Guarantee, a record holder of

Preferred Securities to which such Trust Guarantee relates may directly institute a proceeding against the Company for enforcement of such Trust Guarantee for such payment to the record holder of the Preferred Securities to which such Trust Guarantee relates of the principal of or interest on the applicable Debt Securities on or after the respective due dates specified in the Debt Securities, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities to which such Trust Guarantee relates. The Company has waived any right or remedy to require that any action be brought first against the applicable Cendant Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be The Depository Trust Company acting at the direction of the beneficial owners of the Preferred Securities.

   The Company will be required to provide annually to the Preferred Securities Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each outstanding Trust Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

   The Preferred Securities Guarantee Trustee, prior to the occurrence of a default to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default with respect to such Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Preferred Securities to which such Trust Guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION

   Each Trust Guarantee will terminate as to the Preferred Securities issued by the applicable Cendant Trust upon full payment of the Redemption Price of all Preferred Securities of such Cendant Trust, upon distribution of the Debt Securities held by such Cendant Trust to the holders of all of the Preferred Securities of such Cendant Trust or upon full payment of the amounts payable in accordance with the Declaration of such Cendant Trust upon liquidation of such Cendant Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Cendant Trust must restore payment of any sums paid under such Preferred Securities or such Trust Guarantee.

STATUS OF THE TRUST GUARANTEES

   The Trust Guarantees will constitute senior unsecured obligations of the Company and will rank on a parity with all of the Company's other senior unsecured obligations.

   Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

   The Trust Guarantees will be governed by and construed in accordance with the law of the State of New York.

       DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

   The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

   The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                             PLAN OF DISTRIBUTION

   The Company may sell the Securities and the Cendant Trusts may sell Preferred Securities being offered hereby in any of, or any combination of, the following ways: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; and/or (iv) through dealers.

   Offers to purchase Securities may be solicited directly by the Company and/or a Cendant Trust or by agents designated by the Company and/or a Cendant Trust from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of Securities, will be named, and any commissions payable by the Company and/or a Cendant Trust to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

   If an underwriter or underwriters are utilized in the offer or sale of Securities, the Company and/or the applicable Cendant Trust will execute an underwriting agreement with such underwriters at the time of sale of such Securities to such underwriters and the names of such underwriters and the principal terms of the Company's and/or the applicable Cendant Trust's agreement with such underwriters will be set forth in the appropriate Prospectus Supplement.

   If a dealer is utilized in the offer or sale of Securities, the Company and/or the applicable Cendant Trust will sell such Securities to such dealer, as principal. Such dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of such dealer and the principal terms of the Company's and/or the applicable Cendant Trust's agreement with such dealer will be set forth in the appropriate Prospectus Supplement.

   Agents, underwriters, and dealers may be entitled under agreements with the Company and/or a Cendant Trust to indemnification by the Company and/or a Cendant Trust against certain liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may also be customers of, engage in transactions with, or perform services for the Company in the ordinary course of their business.

   Underwriters, agents or their controlling persons may engage in transactions with and perform services for the Company in the ordinary course of business.

   The place and time of delivery for Securities will be set forth in the accompanying Prospectus Supplement for such Securities.

                                 LEGAL OPINIONS

   Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Cendant Trusts by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the Securities offered hereby by the Company will be passed on for the Company by Eric J. Bock, Esq., Vice President--Legal of the Company. Mr. Bock holds shares of Common Stock and options to acquire shares of Common Stock.

                                    EXPERTS

   The consolidated financial statements of the Company and its consolidated subsidiaries, except PHH Corporation ("PHH"), as of December 31, 1996 and January 31, 1996 and for the years ended December 31, 1996, January 31, 1996 and 1995 and CUC International Inc. ("CUC") as of January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997 incorporated in this Prospectus by reference from the Company Form 8-K dated January 29, 1998, have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference. The financial statements of PHH (consolidated with those of the Company) have been audited by KPMG Peat Marwick LLP, independent auditors of PHH Corporation, as stated in their report incorporated herein by reference. Their report contains an explanatory paragraph that states that PHH adopted the provisions of Statement of Financial Standards No. 122 "Accounting for Mortgage Service Rights" in the year ended January 31, 1996. The consolidated financial statements of CUC (consolidated with those of the Company) have been audited by Ernst & Young LLP, as set forth in their report included in the Current Report on Form 8-K, dated January 29, 1998 incorporated herein by reference, which, as to the years ended January 31, 1996 and 1995, is based in part on the reports of Deloitte & Touche LLP, independent auditors of Sierra On-Line, Inc., KPMG Peat Marwick LLP, independent auditors of Davidson & Associates, Inc., and Price Waterhouse LLP, independent accountants of Ideon Group, Inc. Such supplemental consolidated financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

   The consolidated financial statements of Avis Rent A Car, Inc. incorporated in this Prospectus by reference from the Current Report on Form 8-K, dated February 6, 1998, filed by Cendant Corporation have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, NOR
ANY SALE MADE HEREUNDER AND THEREUNDER, SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL
NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS
                                                                         PAGE

                             PROSPECTUS SUPPLEMENT

Description of Notes ................................................     S-3
Special Provisions Relating to Foreign Currency Notes ...............    S-13
Certain Federal Income Tax Considerations  ..........................    S-17
Supplemental Plan of Distribution ...................................    S-24

                                   PROSPECTUS

Available Information ...............................................      2
Incorporation of Certain Documents by Reference......................      3
The Company .........................................................      4
Use of Proceeds .....................................................      7
Consolidated Ratio of Earnings to Fixed Charges......................      7
Description of the Debt Securities ..................................      8
General Description of Capital Stock ................................     17
Description of Warrants .............................................     22
Description of Preferred Securities of the Cendant Trusts ...........     23
Description of Trust Guarantees .....................................     24
Description of Stock Purchase Contracts and Stock Purchase Units ....     27
Plan of Distribution ................................................     27
Legal Opinions ......................................................     28
Experts .............................................................     28
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                                 $1,010,000,000



                           [CENDANT CORPORATION LOGO]



                               MEDIUM-TERM NOTES


                                ---------------
                             PROSPECTUS SUPPLEMENT
                                ---------------


                            BEAR, STEARNS & CO. INC.
                             CHASE SECURITIES INC.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.


                                 MARCH 5, 1998
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